As filed with the Securities and Exchange Commission on June 12, 2014

Registration No. 333-139676

Registration No. 333-171444

Registration No. 333-187765

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-139676

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-171444

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-187765
UNDER
THE SECURITIES ACT OF 1933
________________

SUMMIT FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)
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Florida (State or other jurisdiction of incorporation or organization)	05-0577932 (I.R.S. Employer Identification No.)

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595 South Federal Highway, Suite 500 Boca Raton, Florida (Address of Principal Executive Offices)	33432 (Zip Code)

Summit Financial Services Group, Inc. 2006 Incentive Compensation Plan, as Amended

(Full title of the plan)

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James A. Tanaka
General Counsel
RCS Capital Corporation
405 Park Avenue, 15th Floor
New York, NY 10022
(Name and address of agent for service)

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(866) 904-2988

(Telephone number, including area code, of agent for service)

With a copy to:

Lorenzo Borgogni
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
(212) 969-3000
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_] (Do not check if a smaller reporting company)	Smaller reporting company [X]

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Explanatory Note

These Post-Effective Amendments relate to the following Registration Statements of Summit Financial Services Group, Inc. (the “Registrant”):

•	Registration Statement on Form S-8 (File No. 333-139676), pertaining to the registration of 12,000,000 shares of the Registrant’s common stock issuable under the 2006 Incentive Compensation Plan (the “Plan”).

•	Registration Statement on Form S-8 (File No. 333-171444), pertaining to the registration of an additional 10,000,000 shares of the Registrant’s common stock issuable under the Plan, as amended, for a total of 22,000,000 shares of the Registrant’s common stock issuable under the Plan.

•	Registration Statement on Form S-8 (File No. 333-187765) , pertaining to the registration of an additional 5,000,000 shares of the Registrant’s common stock issuable under the Plan, as amended, for a total of 27,000,000 shares of the Registrant’s common stock issuable under the Plan.

Effective June 11, 2014, RCS Capital Corporation completed the acquisition of the Registrant pursuant to the Agreement and Plan of Merger dated November 16, 2013, as amended as of March 17, 2014 (the “Merger Agreement”). As a result of the transaction, each outstanding share of common stock of the Registrant was automatically converted into the right to receive the merger consideration described in the Merger Agreement.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock that remain unsold at the termination of the offering, Registrant hereby de-registers any and all shares of common stock originally reserved for issuance under the Plan and registered under the Registration Statements listed above which remained unissued at the effective time of the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 12, 2014.

SUMMIT FINANCIAL SERVICES GROUP, INC.

By: RCS CAPITAL CORPORATION, its sole member

By:  James A. Tanaka

       Authorized Signatory

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements with respect to the Registrant in reliance upon Rule 478 under the Securities Act of 1933.